Exhibit 10.1

December 13, 2011

Ms. Helen McCluskey
2211 Redding Road
Fairfield, CT 06430

Dear Helen,

This letter agreement (this “Agreement”) is made and entered into between The Warnaco Group, Inc. (the “Company”) and you as of the date hereof to be effective on February 1, 2012 (the “Effective Date”).   As of the Effective Date, this Agreement shall supercede in its entirety the current employment agreement between us dated as of December 31, 2008 (the “Original Employment Agreement”).  Capitalized terms not defined herein shall have the meaning set forth in Exhibit A attached hereto.

1.
As of the Effective Date, the Company agrees to employ you and you agree to serve as President and Chief Executive Officer of the Company.  During the Term, in such positions, you will be responsible for the general management of the affairs of the Company and shall perform such other duties and responsibilities as determined by the board of directors of the Company (the “Board”).  It is also the intention of the Company to appoint you as a member of the Board as of the Effective Date.  In carrying out your duties, you shall report to the Board, or the Chairman of the Board as the Board’s designee.  You agree to devote your full time and best efforts to the satisfactory performance of such services and duties as the position requires, and you shall be entitled to (i) serve on the boards of directors of trade associations, charitable organizations and for-profit businesses, subject to the reasonable approval of the Board, (ii) engage in charitable activities and community affairs and (iii) manage your personal investments and affairs, provided that such activities do not interfere with the proper performance of your duties and responsibilities for the Company and are otherwise consistent with the provisions of paragraphs 11 through 14 of this Agreement.

2.	The term (the “Term”) of your employment under this Agreement shall begin on the Effective Date and shall end on the Date of Termination.

3.	Your compensation shall be as follows:

a.     During the Term, you shall be paid an annual base salary of $1,000,000 (“Base Salary”), payable in accordance with the regular payroll practices of the Company.  Your Base Salary may be reviewed annually by the Compensation Committee of the Board and may be increased (but not

Ms. Helen McCluskey
December 13, 2011

decreased) in the Board’s sole discretion, with any such increase administered in compliance with Section 409A of the Code and the Treasury regulations implementing such section (“Section 409A”). After any increase in Base Salary approved by the Board or its designee, the term “Base Salary” as used in this Agreement shall thereafter refer to such increased amount. You shall not be entitled to any additional compensation for service as a member of the Board or for service as an officer or member of any board of directors of any subsidiary or affiliate of the Company.

b.      During the Term, you shall be eligible to receive an annual cash incentive award (“Annual Incentive Award”) under the Company’s Incentive Compensation Plan (or such other incentive plan as may be approved the Company’s shareholders from time to time and is in effect for the applicable fiscal year) (“Bonus Plan”) with a target for fiscal year 2012 and each fiscal year thereafter of 110% of Base Salary (“Target Bonus”). The terms and conditions applicable to any such Annual Incentive Award, including, but not limited to the determination of performance targets, the ultimate amount of such award, and the timing of payment of such award, shall be determined in accordance with the terms of the Bonus Plan.  For the avoidance of doubt, any such Annual Incentive Award shall be payable to you when bonuses under the Bonus Plan for the applicable performance period are paid to other senior executives of the Company, but in all events shall be paid to you between January 15th and March 15th of the fiscal year immediately following the fiscal year for which the Annual Incentive Award has been earned.

c.      During the Term, you shall be eligible to receive future grants of restricted stock and/or options or other forms of equity compensation at the sole discretion of the Compensation Committee of the Board.  You shall be subject to the equity ownership, retention and other requirements applicable to senior executives of the Company.  Except as otherwise expressly provided herein, all equity grants shall be governed by the applicable plan and award agreement; provided that the equity awarded to you pursuant to paragraph 3(c) of the Original Agreement shall continue to be treated in accordance with the provisions of paragraphs 5 through 8 of the Original Agreement, as applicable.

d.      During the Term, you shall be entitled to an annual award with an aggregate grant date value equal to 10% of the sum of Base Salary plus Annual Bonus (as defined in this paragraph 3(d)) if you will be less than age 60 by the end of the fiscal year immediately preceding the year in which the award is made and 13% of such amount if you will be age 60 or

Ms. Helen McCluskey
December 13, 2011

older by the end of the applicable fiscal year immediately preceding the year in which the award is made (“Supplemental Award”).  For this purpose, Base Salary shall be the Base Salary paid to you for the fiscal year immediately prior to the award year and Annual Bonus shall be the Annual Incentive Award awarded to you by the Board under the Bonus Plan for the fiscal year immediately preceding the fiscal year in which the Supplemental Award is made.  The Supplemental Award shall not be awarded to you until after the determination by the Board of your Annual Incentive Award for such prior fiscal year (but in no event later than 70 days thereafter), with 50% of the value of the Supplemental Award awarded in the form of restricted shares pursuant to the applicable Stock Incentive Plan (“Career Shares”) and 50% awarded in the form of a credit to a bookkeeping account maintained by the Company for your account (the “Notional Account”).  Any Career Shares awarded hereunder shall be governed by the applicable Stock Incentive Plan and, if applicable, the related award agreement.  For purposes of this paragraph 3(d), each Career Share shall be valued based on the definition of Fair Market Value in the applicable Stock Incentive Plan ("Share").  For the Notional Account, the Company shall select the investment alternatives available to you for deemed (not actual) investment, which investment alternatives shall be those available under the Company’s 401(k) plan.  The balance in the Notional Account shall periodically be credited (or debited) with the deemed positive (or negative) return based on returns of the permissible investment alternative or alternatives under the Company’s 401(k) plan as selected in advance by you for deemed (not actual) investment (and in accordance with the applicable rules of such plan or investment alternative) to apply to such Notional Account, with such deemed returns calculated in the same manner and at the same times as the return on such investment alternative(s).  The Company’s obligation to pay the amount credited to the Notional Account, including any return thereon provided for in this paragraph 3(d), shall be an unfunded obligation to be satisfied from the general funds of the Company.  Except as otherwise provided in paragraphs 6 or 8 below, or in the applicable Stock Incentive Plan or award agreement, and provided that you are employed by the Company on such vesting date, any Supplemental Award granted in the form of Career Shares will vest as follows:  50% of  your Career Shares will vest on the earlier of your 62nd birthday or upon your obtaining 15 years of Vesting Service (as defined in this paragraph 3(d)) and 100% of  your Career Shares will vest on the earliest of (i) your 65th birthday, (ii) upon your obtaining 20 years of Vesting Service or (iii) the 10th anniversary of the date of grant.  Except as otherwise provided in paragraphs 6 or 8 below, and provided that you are employed by the Company on such vesting date, any Supplemental Award granted as a credit to the Notional Account (as

Ms. Helen McCluskey
December 13, 2011

adjusted for any returns thereon) (“Adjusted Notional Account”)) shall vest as follows:  50% on the earlier of your 62nd birthday or upon your obtaining 5 years of Vesting Service and 100% on the earlier of your 65th birthday or upon your obtaining 10 years of Vesting Service.  For purposes of this paragraph 3(d), Vesting Service shall mean the period of time that you are employed by the Company as an executive officer.  Subject to paragraph 27 hereof, upon vesting the Career Shares will be delivered to you in the form of Shares.  In addition, provided you are employed with the Company on the relevant vesting date, any unvested Adjusted Notional Account shall vest upon the occurrence of a Qualifying Change in Control. The vested balance in the Adjusted Notional Account, if any, shall not be distributed to you until there has been a Separation From Service or, if earlier, there has been a Qualifying Change in Control and, at such time, shall only be distributed at the earliest time that satisfies the requirements of this paragraph 3(d).  Upon a Qualifying Change in Control, the vested Adjusted Notional Account shall be paid to you in a lump-sum cash payment on the date of such Qualifying Change in Control.  In addition, if your employment is terminated for any reason, after taking into account paragraphs 6 or 8 hereof, any unvested Supplemental Awards (whether in the form of Career Shares or the Adjusted Notional Account) shall be forfeited and any vested balance in the Adjusted Notional Account, subject to paragraph 27 hereof, shall be paid to you in a cash lump-sum payment within 30 days following the occurrence of your Separation From Service; provided, however, that if you are a “specified employee” as determined pursuant to Section 409A as of the date of your Separation From Service, such distribution of the vested balance in the Adjusted Notional Account shall not be made until the earlier of your death or the first business day of the seventh calendar month following the month in which your Separation From Service occurs.  You can elect to delay the time and/or form of payment of the Adjusted Notional Account under this paragraph 3(d), provided such election is delivered to the Company in writing at least 12 months before the scheduled payment date for such payment and the new payment date for such payment shall be consistent with the applicable deferral rules under Section 409A.  Upon the expiration or termination of the Term, the vesting and payment dates in this paragraph 3(d) (without regard to paragraphs 6 or 8, as applicable) and the election right in this paragraph 3(d) shall continue to apply to any outstanding Supplemental Award awarded under the Original Employment Agreement as well as this Agreement.

4.	During the Term, and subject, of course, to the Company’s right to amend, modify or terminate any benefit plan or program, you shall be entitled to

Ms. Helen McCluskey
December 13, 2011

participate in all Company employee benefit plans applicable to senior executives, including the following benefits/perquisites:

a. Reimbursement of reasonable business expenses incurred in carrying out your duties and responsibilities under this Agreement, subject to documentation in accordance with Company policy.

b. Perquisites provided to other senior executive, including a monthly car allowance of up to $1,500.

c. Vacation — four weeks paid vacation per calendar year.

d.      Company-paid term life insurance payable to your designated beneficiary in the amount of $2 million; provided that the Company is able to obtain such insurance for a commercially reasonable premium.

e. Company-paid annual executive physical exam.

Notwithstanding anything elsewhere to the contrary, except to the extent any reimbursement, payment or entitlement pursuant to this paragraph 4 does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to you during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

5.
In the event your employment is terminated without Cause by the Company (other than upon Retirement or death or due to Disability) or you resign for Good Reason (and provided paragraph 8 below does not apply), you shall be entitled to:

a.      Base Salary through the Date of Termination, to be paid to you in a cash lump sum on the first regularly scheduled payroll date following the Date of Termination or such earlier date as may be required by applicable law.

b.      Payment of an amount equal to one and a half (1.5) times the sum of (a) Base Salary plus (b) Target Bonus, both in effect as of Date of Termination (without taking into account any reduction under clause (ii) of the definition of Good Reason if you have terminated your employment for Good Reason based on such clause), to be paid to you in a cash lump sum on the 60th day following the Date of Termination.

Ms. Helen McCluskey
December 13, 2011

c.      A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount of the Annual Incentive Award you would have received under the Bonus Plan had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable in accordance with paragraph 3(b) above.

d.      Immediate vesting as of the Date of Termination of 50% of any restricted stock (other than Career Shares) that remains unvested as of the Date of Termination and, for any options granted on or after the Effective Date, continued exercisability of any outstanding stock options that have vested as of the Date of Termination for 12 months following the Date of Termination, or the remainder of the option term, if shorter.

e.      Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the 18th month anniversary of the Date of Termination, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer; provided, that, at the Company’s election, you shall pay the full cost of such COBRA premiums and the Company shall promptly reimburse you for its portion of the premiums (as if you had continued in employment); provided, further, that in no event shall there be any gross up provided by the Company for any tax liabilities or otherwise.

f. Any amounts earned, accrued or owing to you but not yet paid, which shall be paid to you in accordance with the terms and conditions of the applicable plan or arrangement.

g.      As a condition to receiving the payments and entitlements pursuant to this paragraph 5 (other than clauses (a) and (f) hereof), you hereby agree to execute and deliver to the Company a release of claims in the form of Exhibit B attached hereto no later than 45 days following the Date of Termination and not revoke such release within the applicable revocation period.

6.	In the event your employment is terminated upon death or by the Company due to Disability, you (or your estate or legal representative, as the case may be) shall be entitled to:

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December 13, 2011

a.      Base Salary through the Date of Termination, to be paid to you in a cash lump sum on the first regularly scheduled payroll date following the Date of Termination or such earlier date as may be required by applicable law.

b.      A pro-rata bonus for the fiscal year in which the Date of Termination occurs, based on the Company’s performance for such year (determined by multiplying the amount of the Annual Incentive Award you would have received under the Bonus Plan had your employment continued through the end of such fiscal year by a fraction, the numerator of which is the number of days during such fiscal year that you are employed by the Company and the denominator of which is 365), payable in accordance with paragraph 3(b) above.

c. Any amounts earned, accrued or owing to you but not yet paid, which shall be paid to you in accordance with the terms and conditions of the applicable plan or arrangement.

d.      Immediate vesting as of the Date of Termination of 50% of any previously granted Supplemental Award that remains unvested as of the Date of Termination, payable in accordance with paragraph 3(d) above.

7.
In the event the Company terminates your employment for Cause, you voluntarily resign or upon your Retirement, you shall be entitled to Base Salary through the Date of Termination, to be paid to you in a cash lump sum on the first regularly scheduled payroll date following the Date of Termination or such earlier date as may be required by applicable law.  A voluntary resignation (other than a Retirement) shall be effective on 60 days prior written notice; subject to earlier termination by the Company in accordance with clause (ii) of the definition of Date of Termination, and, provided that such notice is given, shall not be deemed to be a breach of this Agreement.  A Retirement shall be effective on 90 days prior written notice from either the Company or you; and provided that such notice is given, shall not be deemed to be a breach of this Agreement.  Upon Retirement, you shall also be entitled to any amounts or entitlements earned, accrued or owing to you but not yet paid, including, without limitation, treatment of your outstanding equity awards in accordance with the applicable retirement provisions of the Company’s equity plans and programs.  Amounts described in the immediately preceding sentence shall be paid to you in accordance with the terms and conditions of the applicable plan or arrangement.

8.
In the event your employment is (i) terminated without Cause by the Company (other than upon Retirement or death or due to Disability) or you resign for Good Reason, in both cases upon or within one year following a Change in Control or (ii) terminated without Cause by the Company (other than upon Retirement or death or due to Disability) within 60 days prior to a Change in Control and such

Ms. Helen McCluskey
December 13, 2011

termination is in connection with, or in anticipation, the Change in Control, you shall be entitled to:

a.      Base Salary through the Date of Termination, to be paid to you in a cash lump sum on the first regularly scheduled payroll date following the Date of Termination or such earlier date as may be required by applicable law.

b.      Subject to clause (h) below, payment of an amount equal to 3 times the sum of (a) Base Salary plus (b) Target Bonus, both in effect as of the Date of Termination (without taking into account any reduction under clause (ii) of the definition of Good Reason if you have terminated your employment for Good Reason based on such clause), to be paid to you in a cash lump sum on the 60th day following the Date of Termination.

c.      A pro-rata Target Bonus for the year of termination, determined by multiplying such Target Bonus by a fraction, the numerator of which is the number of days that you were employed by the Company during the year in which the Date of Termination occurs and the denominator of which is 365, to be paid to you in a cash lump sum on the 60th day following the Date of Termination.

d.      Immediate vesting as of the Date of Termination of all outstanding equity awards (other than Career Shares or any performance unit awards) and treatment of any performance unit awards in accordance with the applicable plan and award agreement, with any stock options granted on or after August 11, 2005 which remain in effect or are granted after the Change in Control remaining exercisable for 24 months following the Date of Termination or the remainder of the option term, if shorter.

e. Immediate vesting as of the Date of Termination of any previously granted Supplemental Award, payable in accordance with paragraph 3(d) above.

f.      Provided you make a timely election under COBRA, continued participation on the same terms as immediately prior to the Date of Termination (including costs of premiums) for you and your eligible dependents in the Company’s medical and dental plans in which you and your eligible dependents were participating immediately prior to the Date of Termination until the earlier of (a) the 36th month anniversary of the Date of Termination, or (b) the date, or dates, you receive equivalent coverage under the plans and programs of a subsequent employer; provided, that, at the Company’s election, you shall pay the full cost of such medical and/or dental premiums and the Company shall promptly reimburse you for its portion of the premiums (as if you had continued in employment);  provided, further, that in no event shall there be any gross

Ms. Helen McCluskey
December 13, 2011

up provided by the Company for any tax liabilities or otherwise.  It is intended by the parties that the Company’s provision of medical and dental benefits hereunder for the first 18 months of the 36-month period be exempt from Section 409A by virtue of the applicability thereto of Treasury Regulation 1.409A-1(b)(9)(B) (the "Separation Pay Exemption").  The Company's provision of medical and dental benefits hereunder for such 18-month period or the remainder of the 36-month period, to the extent not exempt from Section 409A under the Separation Pay Exemption, shall satisfy the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) any reimbursement shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred (it being understood by the Company that any such reimbursement shall be made within 30 days following the date on which you remit the applicable premium payments); and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

g. Any amounts earned, accrued or owing to you but not yet paid, which shall be paid to you in accordance with the terms and conditions of the applicable plan or arrangement.

h.      If your employment is terminated without Cause (other than upon Retirement, or death or Disability) within the 60 days prior to a Change in Control, such termination is in connection with, or in anticipation of, the Change in Control and the Date of Termination is prior to the date the Change in Control occurs, then, subject to clause (i) below: (1) the payments under clause (b) of this paragraph 8 shall be paid to you as follows:  an amount equal to one and a half (1.5) times the sum of (a) Base Salary plus (b) Target Bonus, both in effect on the Date of Termination (without taking into account any reduction under clause (ii) of the definition of Good Reason if you have terminated your employment for Good Reason based on such clause), to be paid to you in a cash lump sum on the 60th day following the Date of Termination and an amount equal to one and a half (1.5) times the sum of (a) Base Salary plus (b) Target Bonus, both in effect on the Date of Termination (without taking into account any reduction under clause (ii) of the definition of Good Reason if you have terminated your employment for Good Reason based on such clause), to be paid to you in a cash lump sum on the later of the date the Change in Control occurs or the 60th day following the Date of Termination (which, for the avoidance of doubt, shall in no event be later than the last day of the applicable two and one-half (2 ½) month short-

Ms. Helen McCluskey
December 13, 2011

term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).

i.      As a condition to receiving the payments and entitlements pursuant to this paragraph 8 (other than clauses (a) and (h) hereof), you hereby agree to execute and deliver to the Company a release of claims in the form of Exhibit B attached hereto no later than 45 days following the Date of Termination and not revoke such release within the applicable revocation period.

9.
Any amounts due to you under paragraphs 5, 6, or 8 are considered to be reasonable by the Company and are not in the nature of a penalty. Any payments provided pursuant to paragraph 5 or paragraph 8 shall be in lieu of any salary continuation arrangements under any other severance program or plan of the Company.

10.
a.      Notwithstanding any other provision of this Agreement, upon the termination of your employment for any reason, unless otherwise requested by the Board, you shall immediately resign from all boards of directors of any affiliate of the Company, if any, of which you may be a member, and as a trustee of, or fiduciary to, any employee benefit plans of the Company or any affiliate of the Company. You agree to execute any and all documentation of such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon termination of your employment, regardless of when or whether you execute any such documentation.

b.      Section 409A.  The Company and you agree that this Agreement and the payments and benefits hereunder are intended to comply with, or qualify for exemption from, the requirements of Section 409A (including the Treasury Regulations and other administrative guidance promulgated thereunder), and this Agreement shall be interpreted in a manner consistent with such intent.  Without limiting the foregoing, you expressly agree and acknowledge that neither the Company, any of its affiliates, nor any of their respective employees, directors or representatives shall have any liability to you with respect to the imposition of any early or additional taxes, interest or penalties under Section 409A except in such circumstances where the imposition of such taxes, interest or penalties results from the failure of the Company to pay amounts in accordance with this Agreement and any plan or arrangement applicable to you or results from actions taken by the Company inconsistent with this Agreement.  Notwithstanding anything to the contrary in this Agreement or elsewhere (except for paragraph 3(d) of this Agreement), if you are a “specified employee” as determined pursuant to Section 409A as of the date of your Separation From Service and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A

Ms. Helen McCluskey
December 13, 2011

and (y) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first six months following your Separation From Service shall be paid or provided to you in a cash lump-sum on the earlier of your death or the first business day of the seventh calendar month following the month in which your Separation From Service occurs.  In addition, any payment, benefit or entitlement due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A (other than any payments due pursuant to paragraph 3(d) of this Agreement) shall only be paid or provided to you upon a Separation From Service, in which case any reference to “Date of Termination” in connection with such payment, benefit or entitlement shall be deemed to be a reference to “Separation From Service” and the actual payment date within any applicable time period specified in the applicable provision of paragraphs 5, 6, 7 or 8 shall be within the Company’s sole discretion.    Notwithstanding anything to the contrary in this Agreement or otherwise, any payment or benefit under this Agreement or otherwise which is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of your second taxable year following your taxable year in which your Separation From Service occurs; and provided further that the Company reimburses such expenses no later than the last day of your third taxable year following your taxable year in which your Separation From Service occurs.  Finally, to the extent that the provision of any benefit pursuant to paragraph 5(e) or paragraph 8(f) hereof is taxable to you, any such reimbursement or in-kind benefit shall be paid to you on or before the last day of your taxable year following your taxable year in which the expense is incurred, shall not be subject to liquidation or exchange for any other benefit and shall not, with respect to one taxable year, affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other taxable year.

11.
During your employment and for 12 months (24 months in the event of your Retirement) following the Date of Termination, you agree that you will not, other than in the ordinary course of performing your duties hereunder or as agreed by the Company in writing, engage in a “Competitive Business,” directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any relationship or capacity, in any geographic location in which the Company or any of its affiliates is engaged in business.  You shall not be deemed to be in violation of this paragraph 11 by reason of the fact that you own or acquire, solely as an investment, up to two percent (2%) of the outstanding equity securities (measured by value) of any entity. “Competitive Business” shall mean a business engaged in (x) apparel design and/or apparel wholesaling or (y) retailing in competition with any

Ms. Helen McCluskey
December 13, 2011

business the Company or any of its affiliates is conducting at the time of such alleged violation.

12.
You agree that for a period of 18 months (24 months in the event of your Retirement) following the Date of Termination, you will not, without the prior written consent of the Company, directly or indirectly, hire any employee of the Company or any of its affiliates, or solicit or encourage any such employee to leave the employee of the Company or any of its affiliates, as the case may be.  In addition, you agree that for a period of 18 months (24 months in the event of your Retirement) following the Date of Termination, you will not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any customer of the Company or any affiliate of the Company to reduce or cease its business with the Company or any such affiliate of the Company or otherwise interfere with the relationship of the Company or any affiliate of the Company with its customers.

13.
You and the Company each agree to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding each other (including, in the case of your obligation hereunder “Company” shall also include an affiliate of the Company and the Company’s officers, directors, personnel or products and, in the case of the Company’s obligation hereunder, “Company” shall include any subsidiary as well as any affiliate of the Company which the Company controls, directly or indirectly). You and the Company each understand that either party should be entitled to respond truthfully and accurately to statements about such party made publicly by you or the Company, as the case may be, provided that such response is consistent with your or the Company’s obligations not to make any statements or comments of a defamatory or disparaging nature as set forth herein above.

14.
During the Term and thereafter, other than in the ordinary course of performing your duties for the Company or as required in connection with providing any cooperation to the Company pursuant to paragraph 20 below, you agree that you will not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any affiliate of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which you acquire during the course of your employment, including, but not limited to, records kept in the ordinary course of business, except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent or actual jurisdiction to order you to divulge, disclose or make accessible such information. The foregoing shall not apply to information that (i) was known to

Ms. Helen McCluskey
December 13, 2011

the public prior to its disclosure by you or (ii) becomes known to the public through no wrongful disclosure by or act of you or any of your representatives. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose any information regarding the Company, you agree, unless prohibited by law or Securities and Exchange Commission regulation, to give the Company’s General Counsel prompt written notice of any request for disclosure in advance of your making such disclosure and you shall not disclose such information regarding the Company unless and until the Company has expressly authorized you to do so in writing or the Company has had a reasonable opportunity to object to such a request or to litigate the matter (of which the Company agrees to keep you reasonably informed) and has failed to do so.

15.
You hereby sell, assign and transfer to the Company all of your right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) which during the period of your employment are made or conceived by you, alone or with others, and which are within or arise out of any general field of the Company’s business or arise out of any work you perform, or information you receive regarding the business of the Company, while employed by the Company. You shall fully disclose to the Company as promptly as available all information known or possessed by you concerning any Rights, and upon request by the Company and without any further remuneration in any form to you by the Company, execute all applications for patents and for copyright registration, assignments thereof and other instruments and do all things which the Company may deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights.

16.
You agree that at the time of termination of your employment, whether at your instance or the Company, and regardless of the reasons therefore, you will promptly deliver to the Company’s General Counsel, and not keep or deliver to anyone else, any and all of the following which is in your possession or control: (i) Company property (including, without limitation, credit cards, computers, communication devices, home office equipment and other Company tangible property) and (ii) notes, files, memoranda, papers and, in general, any and all physical matter and computer files containing confidential or proprietary information of the Company or any of the Company’s affiliates, including any and all documents relating to the conduct of the business of the Company or any of the Company’s affiliates and any and all documents containing confidential or proprietary information of the customers of the Company or any of the Company’s affiliates, except for (x) any documents for which the Company’s General Counsel has given written consent to removal at the time of termination, (y) any documents on your personal computer if you destroy such documents and give a notarized written affidavit of such destruction and (z) any information

Ms. Helen McCluskey
December 13, 2011

necessary for you to retain for tax purposes (provided you maintain the confidentiality of such information described in the foregoing clauses in accordance with paragraph 14 above).  In addition, you may retain such records as relate to your compensation, benefits, expenses, job-description and job performance, as well as personal memorabilia.

17.
Any failure by you to comply with the provisions of paragraphs 11, 12, 13, 14, 15 or 16 shall relieve the Company of any of its obligations pursuant to this Agreement, including pursuant to paragraphs 5, 6 and 8; provided, however, that if such failure is curable, the Company shall give you prompt notice and a 30-day period to cure such failure.  If so cured, subject to paragraph 29 hereof, all of the Company’s obligations hereunder shall remain in full force and effect.

18.
From and after the date hereof, except as otherwise provided in paragraph 19, should any disagreement, claim or controversy arise between you and the Company with respect to this Agreement or your employment by the Company, the same may be enforced at the option of either party by confidential, binding and final arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award of the arbitrator with respect to such disagreement, claim or controversy shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto. You consent to the personal jurisdiction of the Courts of the State of New York (including the United States District Court for the Southern District of New York) in any proceedings for equitable relief. You further agree not to interpose any objection or improper venue in any such proceeding or interpose any defense that the Company has an adequate remedy at law or that the injury suffered by the Company is not irreparable. You and the Company agree that each party shall be responsible for its own costs and expenses, including attorneys’ fees, provided, however, that if you substantially prevail with respect to all claims that are the subject matter of the dispute, your costs, including reasonable attorneys’ fees, shall be borne by the Company; provided that if such costs are not reimbursed in connection with a dispute exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(11) then such payment shall be made by the Company to you in the year following the year in which the dispute is resolved, shall not be subject to liquidation or exchange for any other benefit and shall not, with respect to one taxable year, affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

19.
You expressly agree and acknowledge that any breach or threatened breach of any obligation set forth in paragraphs 11, 12, 13, 14, 15 or 16 above will cause the Company (or, as applicable, any affiliate of the Company) irreparable harm for which there is no adequate remedy at law, and as a result of this the Company

Ms. Helen McCluskey
December 13, 2011

shall be entitled to seek the issuance by a court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself, without the necessity of posting a bond and without proving actual damages, restraining you from committing or continuing to commit any such violation.

20.
During any notice period and following the Date of Termination, upon reasonable request by the Company, you shall cooperate with the Company or any of its affiliates with respect to any legal or investigatory proceeding, including any government or regulatory investigation, or any litigation or other dispute relating to any matter in which you were involved or had knowledge during your employment with the Company, subject to your reasonable personal and business schedules. The Company shall reimburse you for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses and reasonable attorneys’ fees, incurred by you in providing any cooperation pursuant to this paragraph 20; provided such expenses shall be paid to you as soon as practicable but in no event later than the end of the calendar year following the calendar year in which the expenses are incurred, subject in all cases to your providing appropriate documentation to the Company.  The Company shall also pay you a reasonable per diem amount for your time (other than for time spent preparing for or providing testimony) which shall be based upon your Base Salary at the Date of Termination, with such per diem paid to you in the calendar month following the month in which you provide such assistance.  Any reimbursement or payment under this paragraph 20 shall not affect the amount of the reimbursement or payment to you in any other taxable year.  The right to payment or reimbursement pursuant to this paragraph 20 shall not be liquidated or exchanged for any other benefit.

21.
You represent and warrant that you have the free and unfettered right to enter into this Agreement and to perform your obligations under it and that you know of no agreement between you and any other person, firm or organization, or any law or regulation, that would be violated by the performance of your obligations under this Agreement. You agree that you will not use or disclose any confidential or proprietary information of any current or prior employer in the course of performing your duties for the Company or any of its affiliates.

22.
The invalidity or unenforceability of any particular provision or provisions of this Agreement (as determined by an arbitrator or a court of competent jurisdiction) shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

23.
This Agreement (including its Exhibits) and the documents referred to herein constitute the full and complete understanding and agreement of the parties concerning the subject matter hereof and shall be binding on the parties hereof as of the date first written above, but shall not become effective until the Effective

Ms. Helen McCluskey
December 13, 2011

Date, at which time it shall supersede all prior representations, understandings and agreements with respect thereto (other than any agreements governing any equity awards outstanding as of February 1, 2012) and cannot be amended, changed, terminated, or modified in any respect without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this Agreement.  For the avoidance of doubt, for any termination of employment prior to February 1, 2012, the Original Employment Agreement shall govern and control (provided that in no event shall entering into this Agreement (or the events occurring as contemplated hereunder) be deemed to constitute “Good Reason” pursuant to the Original Employment Agreement). No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement shall be deemed to be a waiver of a similar or dissimilar condition or provision.

24.	This Agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.

25.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws. The respective rights and obligations of the parties hereunder, including without limitation paragraphs 5 through 8, 10 and 11 through 16, shall survive any termination of the Term to the extent necessary to the intended preservation of such rights and obligations.

26.
Any notice given to either you or the Company under this Agreement shall be in writing and shall be deemed to have been given upon actual receipt or refusal to accept receipt, with any such notice duly addressed to you or the Company, as the case may be, at the address indicated below or to such other address as such party may subsequently designate by written notice in accordance with this paragraph 26: If to the Company: The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, Attention: General Counsel; If to you: at your home address as indicated on the Company’s records.

27.	The Company may withhold from any amounts payable under this Agreement such Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

28.
The Company hereby agrees during, and after termination of, your employment to indemnify you and hold you harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the certificate of incorporation and by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, amounts paid in settlement to the extent approved by the Company, and damages resulting from your good faith performance of your

Ms. Helen McCluskey
December 13, 2011

duties as an officer or director of the Company or any affiliate of the Company.  The Company shall reimburse you for expenses incurred by you in connection with any proceeding hereunder upon your written request for such reimbursement and your submission of the appropriate documentation associated with these expenses.  Such request shall include an undertaking by you to repay the amount of such advance or reimbursement if it shall ultimately be determined that you are not entitled to be indemnified hereunder against such costs and expenses.  The Company shall use commercially reasonable efforts to obtain and maintain directors’ and officers’ liability insurance covering you to the same extent as the Company covers its other officers and directors.

29.
Notwithstanding anything herein to the contrary or otherwise, all payments and/or awards hereunder shall be subject to cancellation and recoupment by the Company, and shall be repaid by you to the Company, to the extent required by law or regulation or pursuant to any listing requirement for the Company’s stock, or by any written Company forfeiture or recoupment policy applicable either to employees generally or all senior executives of the Company or any of its affiliates or any written agreement between you and the Company (or any of its affiliates).

30.
a.      If any amount, entitlement, or benefit paid or payable to you or provided for your benefit under this Agreement and under any other agreement, plan or program of the Company (such payments, entitlements and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), then notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if you received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below).  For the avoidance of doubt, the parties agree that any Payment or portion thereof that constitutes deferred compensation under Section 409A shall be deemed to be forfeited upon application of any such reduction or elimination to such Payment or portion thereof.

Ms. Helen McCluskey
December 13, 2011

b.      All calculations under this paragraph 30 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to you (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”).  The Company shall pay all fees and expenses of such Accounting Firm.  The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and you within 45 days after the Change in Control or the Date of Termination, whichever is later (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, shall deliver its opinion to you that you are not required to report any Excise Tax on your federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”).  Within 5 business days of your receipt of the Determination, you shall have the right to dispute the Determination (the “Dispute”).  The existence of the Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination.  If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and you (except as provided in clause (c) below).

c.      If, after the Payments have been made to you, it is established that the Payments made to you, or provided for your benefit, exceed the limitations provided in clause (a) above (an “Excess Payment”) or are less than such limitations (an “Underpayment”), as the case may be, then the provisions of this clause (c) shall apply.  If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you shall repay the Excess Payment to the Company within 20 days following the determination of such Excess Payment.  In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within 10 days of such determination or resolution together with interest on such amount at the applicable federal short-term rate, as defined under Section 1274(d) of the Code and as in effect on the first date that such amount should have been paid to you under this Agreement, from such date until the date that such Underpayment is made to you.

Ms. Helen McCluskey
December 13, 2011

31.
This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Company and you have voluntarily executed this Agreement as of the date first written above.

Very truly yours,

THE WARNACO GROUP, INC.

/s/ Elizabeth Wood
Name: Elizabeth Wood Title: Senior Vice President, Human Resources

Agreed to and accepted

/s/ Helen McCluskey
Helen McCluskey

Exhibit A

Definitions

“Cause” shall mean:

(i)	willful misconduct by you which is materially injurious to the Company’s interests;

(ii)
willful breach of duty by you in the course of your employment that is materially injurious to the Company’s interests and which, if curable, is not cured within 10 days after your receipt of written notice from the Company;

(iii)
willful failure by you after having been given written notice from the Company to perform any and all duties commensurate with your position and a reasonable opportunity to perform such duties as are specified in the written notice, other than a failure resulting from your incapacity due to physical or mental illness; or

(iv)
indictment of you for the commission of a felony, a crime involving moral turpitude or any other crime involving the business of the Company which, in the case of such crime involving the business of the Company, is injurious to the business of the Company.

For purposes of this Cause definition, no act or failure to act, on your part shall be considered willful unless it is done, or omitted to be done, in you in bad faith and without reasonable belief that your action was in the best interests of the Company.  The determination to terminate your employment for Cause shall be made by the Board and prior to such determination you shall have the right to appear before the Board or a committee designated by the Board.

“Change in Control” shall mean any of the following:

(i)
any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934) or group of persons acting jointly or in concert, but excluding a person who owns more than 5% of the outstanding shares of the Company as of the Effective Date, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under that Act), of more than 50% of the Voting Stock of the Company;

(ii)
all or substantially all of the assets of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(iii)	approval by the shareholders of the Company of a complete liquidation or dissolution of all or substantially all of the assets of the Company.

For purposes of this Change in Control definition, “Voting Stock” shall mean the capital stock of any class or classes having general voting power, in the absence of specified contingencies, to elect the directors of the Company.  Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award or amount which provides for the deferral of compensation and is subject to Section 409A, then, to the extent required to comply with Section 409A, the transaction or event described in clause (i), (ii) or (iii) above with respect to such award or amount must also constitute a “change of control event” as defined in the Treasury Regulation §1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Date of Termination” shall mean:

(i)
if your employment is terminated by the Company, the date specified in the notice by the Company to you that your employment is so terminated, which in the case of a Retirement shall be no less than 90 days’ after such notice is provided to you;

(ii)
if you voluntarily resign your employment (other than a Retirement), 60 days after receipt by the Company of written notice that you are terminating your employment (provided, that if you commence other employment, the Company may (a) accelerate the Date of Termination to an earlier date so that there is no overlap with such other employment by providing you with written notice of such action, or, (b) alternatively, place you on paid leave (covering only Base Salary) during such period irrespective of whether you commence other employment);

(iii)	if you terminate your employment and such termination qualifies as a Retirement, 90 days after receipt by the Company of written notice that you are terminating your employment;

(iv)	if your employment is terminated for Disability by the Company, 30 days after written notice is given as specified below in the definition of “Disability”.

(v)	if your employment is terminated by reason of death, the date of death; or

(vi)
if you resign your employment for Good Reason, 30 days after receipt by the Company of timely written notice from you in accordance with paragraph 26 of the letter agreement effective as of February 1, 2012 between you and the Company (the “Letter Agreement”), unless the Company cures the event or events giving rise to Good Reason within 30 days after receipt of such written notice.

“Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to you.  In no event shall any termination of your employment occur unless the Company gives you written notice of such termination in accordance with paragraph 26 of the Letter Agreement.

“Good Reason” shall mean the occurrence of any of the following without your consent:

(i)	a material diminution in your authority, duties or responsibilities as Chief Executive Officer of the Company;

(ii)	a reduction in your Base Salary or Target Bonus;

(iii)	a change in reporting structure so that you report to someone other than the Board, or the Chairman of the Board as the Board’s designee;

(iv)	the removal by the Company of you as Chief Executive Officer of the Company;

(v)	the failure of the Company to nominate or renominate you, as the case may be, as a member of the Board, or the removal of you, after such appointment, from the Board;

(vi)	the failure of a successor to all or substantially all of the assets of the Company to assume the Company’s obligations under the Letter Agreement either in writing or as a matter of law; or

(vii)	requiring you to be principally based at any office or location other than Manhattan, New York or any location within a 45 mile radius of Manhattan, New York.

Anything herein to the contrary notwithstanding, you shall not be entitled to resign for Good Reason unless you give the Company written notice of the event constituting “Good Reason” within 60 days of the occurrence of such event and the Company fails to cure such event within 30 days after receipt of such notice.  For the avoidance of doubt, your Retirement shall not constitute a “Good Reason” event.

“Qualifying Change in Control” shall mean the occurrence of a Change in Control as defined in clauses (i) or (ii) of the definition of Change in Control; provided, that, such occurrence qualifies as a “change in control event” under Section 409A and Treasury Regulation Section 1.409A-3(i)(5) (applying the default rules contained therein).

“Retirement” shall mean any termination of your employment with the Company on or after you reach age 65 for any reason (whether by the Company or by you) other than a termination for Cause.

“Separation From Service” shall mean a termination of your employment with the Employer in a manner compliant and consistent with Treasury Regulation Section 1.409A-1(h).  For purposes of this definition, “Employer” shall mean the Company and any entity required to be aggregated with the Company under Treasury Regulation Section 1.409A-1(h)(3) (applying the default rules contained therein).

“Stock Incentive Plan”  shall mean, as applicable, the Company’s  2005 and 2008 Stock Incentive Plans, as amended from time to time, or such other long-term incentive plan(s) as may be approved the Company’s shareholders from time to time.

Exhibit B

AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT AND RELEASE is executed by the undersigned (the “Executive”) as of the date hereof.

WHEREAS, the Executive and The Warnaco Group, Inc. (the “Company”) entered into an employment agreement dated December 13, 2011 (the “Employment Agreement”);

WHEREAS, the Executive has certain entitlements pursuant to the Employment Agreement subject to the Executive’s executing this Agreement and Release and complying with its terms.

NOW, THEREFORE, in consideration of the payments set forth in the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:

The Executive, on behalf of herself and her dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasors”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies’ past and present officers, directors, employees, trustees, shareholders, representatives and agents (the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Agreement and Release arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA”)), tort, contract, or alleged violation of any other legal obligation (collectively “Released Executive Claims”).  In addition, in consideration of the promises and covenants of the Company, the Executive, on behalf of herself and the other Executive Releasors, further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in the Executive’s favor as of the date of this Agreement and Release.  Anything to the contrary notwithstanding in this Agreement and Release or the Employment Agreement, nothing herein shall release any Company Releasee from any claims or damages based on (i) any right or claim that arises after the date of this Agreement and Release pertaining to a matter that arises after such date, (ii) any right the Executive may have to enforce paragraphs 5 or 8 (as applicable), paragraphs 18 and 28 of the Employment Agreement, (iii) any right or claim the Executive may have to benefits or equity awards that have accrued or vested as of the Date of Termination or any right pursuant to any qualified retirement plan or (iv) any right the Executive may have to be indemnified by the Company to the extent such indemnification by the Company or any Affiliate is permitted by applicable law or the Company’s by-laws.

The Executive understands that nothing in this Agreement and Release shall be construed to prohibit her from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by her or by anyone else on her behalf based on events occurring prior to the date of this Agreement and Release.

The Executive agrees that she shall continue to be bound by, and will comply with, the provisions of paragraphs 11, 12, 13, 14, 15, 16, 20 and 29 of the Employment Agreement and the provisions of such sections, along with paragraphs 18 and 19 of the Employment Agreement, shall be incorporated fully into this Agreement and Release.

The Executive acknowledges that she has been provided a period of at least 21 calendar days (45 calendar days in the case of any termination covered by Section 7(f)(1)(F)(ii) of ADEA) in which to consider and execute this Agreement and Release.  The Executive further acknowledges and understands that she has seven calendar days from the date on which she executes this Agreement and Release to revoke her acceptance by delivering to the Company written notification of her intention to revoke this Agreement and Release in accordance with paragraph 26 of the Employment Agreement.  This Agreement and Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision.  To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Agreement and Release.

This Agreement and Release shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflicts of law.  Capitalized terms, unless defined herein, shall have the meaning ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, the Executive has executed this Agreement and Release as of the date hereof.

Helen McCluskey

Date: